Exhibit 10.8

EMPLOYMENT AGREEMENT

Dated May 29, ?2004

By and Between

Pluristem Ltd.
a company organized and existing under the laws of Israel (the “Company”)
of Haifa, Israel.

and

Yossi Keret I.D.22337810
of Hod Hasharon (the “Employee”)

WHEREAS:	the Company wishes to retain the Employee as a CFO; and
WHEREAS:	the Employee declares that he is qualified and capable of performing all that is and will be required of such a position; and
WHEREAS:	the Company and the Employee agreed to set forth in writing the terms and conditions of their understandings regarding the employment.

NOW THEREFORE, with the foregoing recitals being an essential part hereof, and in consideration of the respective agreements of the parties, it is agreed as follows:

1. Preamble and Exhibits

The preamble to this Agreement and the Exhibits hereto form an integral part of this Agreement.

2. Engagement

The Company hereby agrees to engage the Employee, and the Employee hereby agrees to be engaged by the Company in the capacity of CFO and in that capacity, amongst other things, to assist in establishing, developing and maintaining the goodwill, trade and business of the Company. The Employee shall use his best endeavors to further the prosperity, reputation and business interests of the Company and he shall well and faithfully serve the Company to the best of his ability.

3. Employee’s Declarations

The Employee hereby declares as follows:

(i)        He shall devote all the time and effort necessary and all his skills, knowledge and experience to the fulfillment of his duties for the benefit of the Company and in its best interest. During the term of this Agreement, the Employee shall not be employed by or perform any work, whether for payment nor without payment, for any third party, except for such work and/or employment that shall have been authorized in writing by the Company. Without derogating from the above, the Company hereby gives its consent to the Employee being employed and/or to performing the work as provided in Exhibit “A” hereto.

(ii)         The execution of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Employee is now obligated.

4. Remuneration

(i)        The remuneration and other benefits payable to or provided for the Employee during the period of his employment shall be as specified in Exhibit “B”, incorporated into this Agreement as an essential part hereof.

(ii)        The Employee hereby agrees that except from the remuneration and other benefits that are specified in Exhibit “B”, he will not be entitled to any additional remuneration and/or to any bonus and/or to any benefit and/or to any other payment.

5. Working Hours

Subject to specific work requirements, the Employee’s regular working hours shall be 40 weekly hours, Sunday to Thursday from 08:00 am to 16:30, including a half a hour lunch break. It is agreed that as long as the headquarter is located in Haifa, the employee will work from the office three days a week and will work from home the rest of the time.

6. Term

This Agreement is in effect as of May 18, 2003 and shall terminate according to Section 6 hereof.

7. Termination

The parties may terminate this Agreement as follows:

(i) The Company shall be entitled to terminate this Agreement upon the delivery of ninety (90) days prior written notice to the Employee.

Without derogating from the above, in the case of changing management and/or relocation of the Company’s offices and/or laboratories the Company shall be entitled to terminate this Agreement upon the delivery of ninety (90) days prior written notice to the Employee

(ii) The Employee may terminate his employment for whatever reason, upon the delivery of ninety (90) days prior written notice to the Company.

Upon termination, for any reason, the Employee shall be obliged to transfer his position in an orderly and complete manner and return to the Company all books, records, documents, tools, equipment, keys, car, cellular phone and/or any other articles belonging to the Company and such other work related writings as the Company deems reasonable to receive back from the Employee.

8. Confidentiality and Non-Competition

A Confidentiality and Non-Competition Agreement, which is attached to this Agreement as Exhibit “C” will be signed by the Employee upon the signing of this Agreement and is an essential part of this Agreement.

9. Insider Trading Policy

The Insider Trading Policy, which is attached to this Agreement as Exhibit “D” will be signed by the Employee upon the signing of this Agreement and is an essential part of this Agreement.

10. Development Rights

(i)         The Employee hereby declares that he has, and shall have no suit and/or claim of any kind against the Company in an matter relating, whether directly or indirectly, to any idea and/or product of the Company’ Protected Information, or other information of the Company which came to his knowledge as a result of his employment in the Company.

(ii)         To remove any doubt, the Employee hereby declares and confirms that he does not have any proprietary right, including, without limitation, copyright or any other right, relating to any idea, product or any other development of the Company, and that all such rights belong to the Company.

(iii)          The Employee hereby declares and confirms that all rights in development and/or products, including, but not limited to, trade secrets and know-how, patents and other rights in connection therewith developed by the Employee or with the contribution of Employee’s efforts and created during the term of this Agreement, as part of his employment with the Company, shall be the sole property of the Company, and the Employee shall execute all documents necessary to assign any patent to the Company and otherwise transfer such proprietary rights to the Company.

11 Notices

Any notice under this Agreement shall be in writing and sent by registered mail or delivered by hand to the other party to its above-mentioned address.

11. Waiver of Breach

The failure or waiver of any party to execute, in any respect, any right provided for by this Agreement shall not be deemed a waiver of any further or future right hereunder.

12. Assignment

The Employee acknowledges that the services rendered by him are unique and personal. Accordingly, the Employee may not assign any of its rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall be passed on to, and shall be binding upon, the successors or assignees of the Company.

13. Insurance and Indemnification

The Company hereby undertakes to insure and indemnify the Employee for any liability on his part resulting from an action carried out by him in his capacity as an Officer of the Company, all in accordance with the Company’s Articles of Association and the Companies Law.

14. Governing Law and Jurisdiction

(i) This Agreement shall be governed by and construed in accordance with laws applicable for the time being in Israel.

(ii) Any dispute arising out of this Agreement shall be referred to the exclusive jurisdiction of the Courts of Tel Aviv.

15. Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

16. Illegality

If any term of this Agreement is held to be illegal or contrary to public policy or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement.

17. Entire Agreement

This Agreement contains the entire understanding of the parties. It may not be changed orally but only an agreement in writing signed by the party against whom enforcement of waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, each of the parties hereto has set its hand and seals the day and year first above written.

/s/ Yossi Keret	/s/ Irit Arbel
Employee	Company

EXHIBIT “B”

(OPTIONAL – for each employee )

1. Salary

(a)	The Company shall pay the Employee a monthly gross salary of 33,000 New Israeli Shekels (the “Salary”).

(b)	The Salary will be subject to withholding taxes and serve as the basis for other deductions at source, including superannuation contributions and the Employee’s share of any social or other benefit requirements as may be required by law.

(c)	The Salary shall be adjusted in accordance with governmental directives published from time to time and binding the Company (“Tzavei Harhava”) with respect to cost-of-living increases (“Tosefet Yoker”) in the amounts and at the levels as set forth in such directives.

2. Other Benefits

In addition to the Salary the Employee shall be entitled to the following benefits:

(a)	Annual Paid Leave

(i)	The Employee shall be entitled to 24 days annual paid leave.

(ii)	The Employee shall be entitled to accumulate up to 48 days of annual leave (the “Maximum Amount”), any accumulation of annual leave days in excess of the Maximum amount requires the specific consent of the Company and the Company, at its discretion, may pay the Employee the equivalent of the accumulated leave days.

(b)	Sick Leave

(i)	The Employee shall be entitled to sick leave days in accordance with the Israeli Sick Leave Law 1976 and subject to the presentation of a medical certificate.

(ii)	Both the Company and the Employee hereby declare that any accumulated sick leave days can not be redeemable.

(c)	Company Car

The Employee shall be entitled to use a Company car (the “Car”) pursuant to the following conditions:

(i)	The type of the Car shall be type 3.

(ii)	The Employee hereby declares that he is aware that in order to provide him with the Car, the Company intends to lease the Car from a leasing company, pursuant to a car lease agreement. Employee undertakes to strictly comply with all of the provisions of the said leasing company relating to the use of the Car.

(iii)	The Company shall bear the following expenses in respect of the Car and/or its maintenance (the “Car Expenses”):

(a)	mandatory Insurance and Third Party Insurance.

(b)	Car license

(c)	Fuel

(d)	Car’s repairs which are covered by the Leasing Agreement.

(e)	All deductible amounts with which the Company may be charged by the insurance company issuing the insurance policy covering the Car in the event of damage to the Car.

(f)	In the event of loss of the Car due to theft resulting from the Employee’s negligence — all deductible amounts and all other expenses related to said loss.

It is hereby agreed that any other expenses other than the Car Expenses shall be borne by the Employee and the Employee hereby agrees that such expenses be deducted from his Salary.

(iv)	The Company shall bear the value of the monthly use of the Car, which shall be grossed up by any taxes payable by the Employee on such value in accordance with income tax regulations applicable thereto.

(v)	In the event that the leasing company shall demand the payment of compensation of any type, due to the unlawful and/or unreasonable and/or negligient use by the Employee of the Car - the Company shall forward such demand to the Employee and the Employee shall be entitled to defend, at his own expense, against such demand. Any amounts to be paid to the leasing company, regardless of whether or not the Employee chose to defend against the leasing company's demand, shall be paid by the Employee.

(vi)	It is hereby agreed that the Employee shall not be entitled to any additional traveling expenses.

(vii)	It is hereby further agreed that the Car Expenses shall not be considered as part of the salary for the purpose of the calculation of social benefits.

(viii)	The Employee shall bear and pay all expenses relating to any violation of law committed in connection with the use of the Car and shall indemnify and/or reimburse the Company upon its first demand for all expenses incurred by it, including all legal and/or court costs, as a result of such violations.

(ix)	The Car will be made available to the Company for any maintenance and/or repairs and/or for the use of the Company.

(x)	In case of termination of the Employment Agreement, the Employee shall return the Car to the Company on the last day of his employment in good order and condition.

(d)	Cellular Phone

The Employee shall be entitled to use a cellular phone of the Company (the “Phone”) pursuant to the following conditions:

(i)	The Company shall bear all the expenses in respect of the Phone.

(ii)	Any taxes connected to the use of the Phone shall be borne by the Company.

(iii)	In case of termination of the Employment Agreement, the Employee shall return the Phone, together with any other equipment supplied, to the Company on the last day of his employment in good order and condition. The Employee shall have no rights of lien with respect to the Phone and/or any other equipment supplied.

(e)	Manager’s Insurance Plan and Severance Payment

(i)	The Company shall contribute an aggregate monthly amount equal to 13.33% of the Salary as premium on a Manager’s Insurance (“Bituah Menahalim”) policy (“Managers’ Insurance Policy”), which contributions shall be allocated as follows: 8.33% of the Salary towards Severance Pay (“Severance Component”); 5% of the Salary as pension deposits (“Pension Deposit Component”) and plus of up to 2.5% towards disability insurance component.

(ii)	In addition, the Employee shall contribute, and for that purpose he hereby irrevocably authorizes and instructs the Company to deduct from his Salary at source, an aggregate monthly amount equal to 5% of the Salary to such Managers’ Insurance Policy as the Employee’s premium in respect of the Pension Deposit Component.

(iii)	The Company shall be the owner of all rights in such Managers’ Insurance Policy , and the Employee shall be the beneficiary thereof.

(iv)	The Employee will bear any and all taxes in connection with amounts paid by the Employee and/or the Company to the Managers’ Insurance Policy under this section (e).

(v)	In the event of termination of the Employee’s employment under this Agreement, for any reason other than a Termination for Cause (as defined hereinafter), the Employee shall be entitled to all sums accumulated in the Managers’ Insurance Policy.

The term “Termination for Cause” shall mean termination of the Employee’s employment as a result of the occurrence of any one of the following: (a) theft or embezzlement by the Employee and/or conviction of the Employee of a felony or of any crime involving moral turpitude; (b) the Employee deliberately causes harm to the Company’s business affairs; (c) the Employee breaches the confidentiality and non-competition Agreement.

(vi)	It is hereby agreed that the above-mentioned contributions shall be subject to the provisions of the law, as same may be changed from time to time.

(f)	Advanced Study Fund

(i)	The Company shall make monthly contributions on the Employee’s behalf to a recognized advanced study fund (hereinafter the “Study Fund”) in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% from the Salary also to be paid to the Study Fund.

(ii)	In the event that the Salary exceeds the recognized ceiling for withholdings that are exempted from taxes under the provisions of applicable law in effect from time to time (the “Advanced Study Fund Ceiling”), the Employee will bear any and all taxes applicable in connection with those amounts payable by the Employee and/or the Company to the Advanced Study Fund under this Section (f).

(g)	Stock Options

(i)	The Company hereby undertakes to ensure that the Board of Directors of Pluristem Inc. (the “Parent Company”) shall grant to the Employee options (the “Options”) to purchase shares of Common Stock of the Parent Company, pursuant to a share option plan in accordance with the newly amended Section 102 of the Israeli Income Tax Ordinance, effective as of January 1, 2003 (the “Plan”), as approved by the Board of Directors of the Parent Company and the Israeli Tax Authorities, which Plan shall provide for capital gains treatment of options granted under said Plan.

(ii)	All terms and conditions of the options, including vesting terms, exercise price and customary provisions such as those pertaining to certain adjustments, restrictions on transfer, and termination of employment shall be as set forth in the Plan and the option agreement to be entered into between the Parent Company and the Employee (the “Option Agreement”).

(iii)	The Employee undertakes to execute any and all documents, including the Option Agreement, as may be required by the Company and/or the Parent Company in connection with the Options and the grant of the Options shall be subject to the Employee’s fulfillment of the aforesaid undertaking.

(iv)	As agreed with Doron Shorer and Irit Arbel, The options amount will be around 2% of the Share capital.

(h)	Recreation Pay

You shall be entitled to annual recreation pay (D’mey H’avra-ah) Starting from 7 days a year for the first year.

(i)	Bonus

The Employee shall be entitled, at the end of each year, to a yearly bonus , which shall be subject to the approval of the Company’s Board of Directors and shall be conditional upon the Company accomplishing its goals, purposes and business plan during the past year. The Bonus structure will be discussed and approved by the board of director on the middle of April, 2004.

Date: __________

___________________ PLURISTEM LTD.	______________________ (Employee's Signature) ________________________ (Type/Print Employee's Name)

Exhibit “C”

Confidentiality and Non-Competition Agreement

The undersigned, ________________, holder of I.D. No. __________ (hereinafter: the "Employee"), hereby undertakes as follows:

Confidentiality

The Employee hereby acknowledges and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Pluristem Ltd. (hereinafter the “Company”) and information and technology from the Company’s product research and development, including without limitation, the Company’s banking investments, Investors, properties, employees, marketing plans, customers, suppliers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to the Employee prior to his association with the Company (ii) shall have appeared in any printed publication or shall have become a part of the public knowledge except as a result of breach of this Agreement by the Employee.

The Employee agrees and declares that Proprietary Info, patents and other rights in connection therewith shall be the sole property of the Company and its assigned.

At all times, both during the Employee’s engagement by the Company and after its termination, he will keep in confidence and trust all Proprietary Information, and he will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company except as may be necessary in the ordinary course of performing his duties according to the Employment Agreement.

The Employee’s undertakings in this paragraph shall remain in full force and effect after termination of this Agreement or any renewal thereof.

Non-Competition

The Employee hereby agrees and undertakes that he will not, so long as he is employed by the Company and for a period of one year following termination of his employment for whatever reason, directly, in any capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with, any business or venture that is engaged in any activities competing directly with the Company and/or its business and shall not approach any of the Company’s suppliers and/or customers.

The Employee hereby agrees and undertakes that during the period of his employment and for a period of one year following termination thereof, he will not, in any business in which he is deemed to be a beneficial owner, for any purpose or in any place, employ any person employed by the Company on the date of such termination or during the preceding one year.

If any one or more of the terms contained above shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

_________________

[signature of Employee]

EXHIBIT “E”

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A

PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

[TRANSLATED FROM HEBREW]

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of benefit Funds) Regulations, 5724-1964 (hereinafter the “Pension Fund”) or to managers’ insurance including the possibility of an insurance pension fund as aforesaid (hereinafter the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)     The Employer’s Payments –

(a)	to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 ½% of the Exempt Salary, the lower of the two (hereinafter “Disability Insurance”);

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay.

In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payment shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee which –

(a)

the employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)

the employer waives in advance any right which it may have to a refund of monies from his payments, unless the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(3)

This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.